Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-155733 and Form S-8 No. 333-156569) pertaining to the Unisys Savings Plan of Unisys Corporation of our report dated June 26, 2008, with respect to the financial statements of the Unisys Savings Plan for the year ended December 31, 2007 included in this Annual Report (Form 11-K).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 29, 2009